As filed with the U.S. Securities and Exchange Commission on May 26, 2021	Registration No. 333- _____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

MAINSTREET BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	81-2871064
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

10089 Fairfax Boulevard, Fairfax, VA	22030
(Address of Principal Executive Offices)	(Zip Code)

MAINSTREET BANK 401(k) RETIREMENT PLAN

(Full title of the plan)

Jeff W. Dick

Chairman and Chief Executive Officer

10089 Fairfax Boulevard

Fairfax, Virginia  22030

(Name and address of agent for service)

(703) 481-4567
(Telephone number, including are code, of agent of service)

Copies to:

Edward Crosland, Esq.

Richard Fisch, Esq.

Jones Walker LLP

499 South Capitol St., S.W.

Suite 600

Washington, D.C. 20003

(202) 203-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ¨	Accelerated filer ¨
Non-accelerated filer x	Smaller reporting company x
Emerging growth company x

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. x

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of Registration fee
Depositary Shares	50,000 shares (1)	$26.65(2)	$1,332,500(2)	$146.00
Participation Interests	(3)	—	—	—

(1)

Together with an indeterminate number of additional shares which may be necessary to adjust the number of securities reserved for issuance pursuant to the MainStreet Bank 401(k) Retirement Plan (the “Plan”) as the result of a stock split, stock dividend or similar adjustment of the outstanding preferred stock of MainStreet Bancshares, Inc. pursuant to 17 C.F.R. §230.416(a).

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) on the basis of the average of the high ($26.65) and low ($26.65) reported sales prices of Depositary Shares on the Nasdaq Capital Market on May 24, 2021.

(3)

In addition, pursuant to 17 C.F.R. §230.416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein, based upon the maximum amount that could be issued under the Plan pursuant to 17 C.F.R. §230.457(h)(5). In accordance with 17 C.F.R. §230.457(h), where securities are to be offered pursuant to an employee benefit plan, the aggregate offering price and the amount of the registration fee shall be computed with respect to the maximum number of shares of Depositary Shares that may be purchased with participant elective deferrals. Accordingly, no separate fee is required for the participation interests.

This Registration Statement on Form S-8 (this “Registration Statement”) shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act and 17 C.F.R. §230.462.

MAINSTREET BANCSHARES, INC.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. Plan Information and Registrant Information and Employee Plan Annual Information.

The documents containing the information for the MainStreet Bank 401(k) Retirement Plan (the “Plan”) specified by Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428. Such documents and the information incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus for this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

MainStreet Bancshares, Inc. (the “Registrant”) is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Registrant filed with the Commission may be inspected and copies may be obtained (at prescribed rates) from the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

The following documents filed by the Registrant are incorporated in this Registration Statement by reference (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the Commission on March 23, 2021 (the “Form 10-K”).
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, as filed with the Commission on May 14, 2021.
(c)

The Registrant’s Current Reports on Form 8-K (in each case other than those portions furnished under Items 2.02, 7.01 or 9.01 of Form 8-K), as filed with the Commission on February 18, 2021, April 7, 2021, and May 20, 2021.

(d)	The Registrant’s definitive proxy statement for the 2021 Annual Meeting of Shareholders, as filed with the Commission on April 13, 2021.
(e)	The description of the Depositary Shares contained in Exhibit 4.3 to the Form 10-K, including any other amendments or reports filed thereafter for the purpose of updating such description.
(f)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the audited financial statements referred to in (a) above.
(g)	Any other documents required to be delivered to participants pursuant to Rule 428(b) under the Securities Act.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act (excluding any portion of these documents that has been furnished to and deemed not to be filed with the Commission), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

 As permitted by the Virginia Stock Corporation Act, the Registrant’s articles of incorporation contain provisions that indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties except to the extent that the Virginia Stock Corporation Act prohibits indemnification or elimination of liability. These provisions do not limit or eliminate the rights of us or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. Furthermore, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. In addition, the Registrant’s articles of incorporation provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them.

Further, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him or her against such liability under the provisions of the articles of incorporation. The Registrant has limited its exposure to liability for indemnification of directors and officers by purchasing directors’ and officers’ liability insurance coverage.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits.

The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

List of Exhibits (filed herewith unless otherwise noted):

4.1

Deposit Agreement, dated as of September 15, 2020, by and among MainStreet Bancshares, Inc., American Stock & Trust Company, LLC, and the holders from time to time of the Depositary Receipts described therein ― incorporated herein by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed on September 15, 2020.

4.2

Form of Depositary Receipt representing the Depositary Shares ― incorporated by reference to Exhibit 4.2 to the Registrant’s Current Report on Form 8-K, as filed with the Commission on September 15, 2020.

5.1

The Depositary Shares registered hereby to be offered and sold pursuant to the Plan will be purchased in open market transactions. No opinion of counsel regarding the securities being registered is required.

10.1

MainStreet Bank 401(k) Retirement Plan – incorporated herein by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 as filed with the Commission on August 7, 2019 (File No. 333-233078).

23.1	Consent of Yount, Hyde & Barbour, P.C.

24.1	Power of Attorney (included as part of signature page).

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

(5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the county of Fairfax in the Commonwealth of Virginia, on the 26 day of May, 2021.

MainStreet Bancshares, Inc.

By:	/s/ Jeff W. Dick
Jeff W. Dick
Chairman and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of MainStreet Bancshares, Inc., do hereby severally constitute and appoint Jeff W. Dick or Thomas J. Chmelik, each as our true and lawful attorney and agent, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said Jeff W. Dick or Thomas J. Chmelik may deem necessary or advisable to enable MainStreet Bancshares, Inc., to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the Registration Statement on Form S-8 relating to the registrant, including specifically, but not limited to, power and authority to sign, for any of us in our names in the capacities indicated below, the Registration Statement and any and all amendments (including post-effective amendments) thereto; and we hereby ratify and confirm all that said Jeff W. Dick or Thomas J. Chmelik shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of the date indicated.

/s/ Jeff W. Dick		/s/ Elizabeth S. Bennett
Jeff W. Dick Chairman and Chief Executive Officer		Elizabeth S. Bennett Director
(Principal Executive Officer)		Date:	May 26, 2021
Date:	May 26, 2021

/s/ Charles C. Brockett		/s/ Russell Echlov
Charles C. Brockett President and Director		Russell Echlov Director
Date:	May 26, 2021	Date:	May 26, 2021

/s/ Darrell Green		/s/ Paul Thomas Haddock
Darrell Green Director		Paul Thomas Haddock Director
Date:	May 26, 2021	Date:	May 26, 2021

/s/ Patsy I. Rust		/s/ Terry M. Saeger
Patsy I. Rust Director		Terry M. Saeger Director
Date:	May 26, 2021	Date:	May 26, 2021

/s/ Thomas J. Chmelik
Thomas J. Chmelik Senior Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)
		Date:	May 26, 2021

THE PLAN

Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the MainStreet Bank 401(k) Retirement Plan) have duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the county Fairfax, Commonwealth of Virginia, on May 26, 2021.

MAINSTREET BANK 401(k) RETIREMENT PLAN

By:	/s/ Thomas J. Chmelik
Thomas J. Chmelik
Plan Administrator